Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-233190
Dated August 6, 2020

Supplement to
Prospectus dated August 9, 2019
Member Payment Dependent Notes

Currently, Folio Investments, Inc. (Folio Investing) operates a secondary trading platform for Notes. This internet-based secondary trading platform allows LendingClub investors who establish a brokerage relationship with Folio Investing to offer their Notes for sale. The secondary trading platform does not handle any aspect of the initial offer and sale of Notes by us.

The Folio Investing platform will be discontinued on August 28, 2020.

As a result, there will be no established secondary market for the Notes, and there is no assurance that any such market will develop. Therefore, investors must be prepared to hold their Notes to maturity.

The last day to open a brokerage account with Folio Investing for secondary trading of Notes will be August 18, 2020. The last day investors may post orders to sell their Notes through Folio Investing will be on August 26, 2020. Any remaining Notes postings on the secondary trading platform at the end of that day will expire or terminate. Trades executed on August 26, 2020, will settle consistent with standard settlement procedures on August 27, 2020. All accounts established with Folio Investing will be closed on August 28, 2020.

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